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                                                                      Exhibit 13

                      CBI 1989 RESTRICTED STOCK AWARD PLAN

     1. Purpose. The purpose of this CBI 1989 Restricted Stock Award Plan (the "Plan") is to provide an incentive for Participants to contribute to the continued growth and profitability of the Company by encouraging stock ownership. The Plan is intended to further the interest of the Company by enabling it to attract and retain the services of highly qualified and motivated persons to serve the Company and its Subsidiaries.

     2. Definitions. As used in the Plan, the following terms shall have the following meanings:

     Award - The grant of Common Stock subject to the restrictions and pursuant to the terms of the Plan.

     Award Date - The date on which an Award is made by the Committee as provided by paragraph 4.2 below.

     Board - The Board of Directors of the Company, as from time to time constituted.

     Committee - The Compensation Committee of the Board, no member of which shall be eligible to participate in the Plan while serving as such member or in the prior calendar year.

     Common Stock - Common shares of the Company.

     Company - CBI Industries, Inc., a Delaware corporation.

     Disability - That condition of a Participant, including but not limited to a physical or mental condition, which makes a Participant unable to perform the regular duties of his employment, as determined by the Committee, provided, however, that Disability shall not consist of a condition resulting from a cause which the Committee has excluded.

     Effective Date - May 15, 1989.

     Participant - An employee or former employee who has received an Award under the Plan.

     Retirement - The termination of employment of a Participant with the Company and all Subsidiaries after qualifying for any retirement as defined under the terms of any qualified defined benefit pension plan sponsored by the Company or any Subsidiary in which such Participant also participates, or, if not participating in such a plan, then after attaining such age and service as would qualify for retirement under the terms of the CBI Pension Plan, as amended, or such earlier termination with the Company's consent and as may be determined by the Committee to constitute early retirement provided, however, that no termination of such employment by reason of dishonesty, fraud or breach of trust against the Company or any of its Subsidiaries or affiliates, as determined by the Committee, shall constitute Retirement.


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    Subsidiary - Any corporation of which more than 50% (by number of votes) of the voting stock is owned by the Company and/or one or more corporations which are themselves Subsidiaries of the Company.

    3. Common Stock Subject to Plan. There will be reserved for issue upon the granting of Awards during the term of the Plan an aggregate of 500,000 shares of Common Stock, as adjusted by the Committee as required to reflect any stock dividend, stock split, reclassification or similar change in capitalization. If any such adjustment shall result in a fractional share such fraction shall be disregarded. Upon the granting of an Award, the number of shares reserved for Award shall be reduced by the number of shares so awarded, and upon the forfeiture to the Company of any shares awarded hereunder the number of shares reserved for Award shall be increased by such number of shares, and such forfeited shares may again be the subject of an Award. Awards may be made from authorized but unissued shares or from treasury shares. All authorized but unissued shares awarded hereunder shall be fully paid and nonassessable shares.

    4.   Eligibility and Awards.

        4.1 Eligibility. All management employees (including officers but not directors unless also employees) of the Company and of its present and future Subsidiaries are eligible to be selected by the Committee as Participants.

        4.2 Making of Awards. Subject to the express provisions of the Plan, the Committee shall in its sole discretion determine the employees to whom, and the time or times at which, Awards shall be made pursuant to the Plan and the number of shares to be awarded. In making such determinations, the Committee shall take into account the recommendations of the management of the Company and the nature of the services rendered by the respective employees, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Awards to any employee will not be made more frequently than once in each calendar year.

         4.3 Form of Award. As soon as reasonably practicable after making a determination as provided in paragraph 4.2 above, the Committee or its designee shall advise the Participant in writing of the making of such Award, the number of shares awarded, the restrictions thereon and incidents of forfeiture thereof, and any other terms and conditions relating thereto; except, however, that in the case of any Award to the chief executive officer of the Company, the Committee shall first submit such determination to the Board, which shall approve or disapprove the Award.

    5.   Restrictions on Awarded Stock.

        5.1 Rights of Participants as Shareholders. Shares awarded hereunder shall forthwith be duly issued and identified on the books of the Company in the Participant's name. The Participant shall thereupon be a shareholder with respect to all such shares and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions (subject to the provisions of paragraph 5.2 below) paid with respect to such shares, provided, however, that such shares shall be subject to the restrictions hereinafter described, and to such additional or more severe restrictions (including more severe provisions relating the lapsing of restrictions) as may be


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    imposed by the Committee in making any individual award. In aid of such restrictions, such shares shall be held by the Company in its control for the account of such Participant until such restrictions lapse as provided in paragraph 5.4 below or such shares are theretofore forfeited to the Company as provided by paragraph 5.3 below.

         5.2 Changes in Capitalization. In the event that, as the result of a stock dividend, stock split, reclassification or similar change in capitalization, the Participant shall, as the owner of shares subject to restrictions hereunder, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities, shall also be held by the Company in its control for the account of such Participant as provided in paragraph 5.1 above, and all provisions of the Plan relating to restrictions and lapse of restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent they were distributed; provided, however, that if the Participant shall receive rights, warrants or fractional interests in respect of any such shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Participant free and clear of the restrictions hereafter set forth.

         5.3 Imposition of Restrictions. Each share awarded under the Plan shall be subject to the following restrictions except to the extent that such restrictions have lapsed pursuant to paragraph 5.4 below:

              5.3.1 Transfer Restrictions. None of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

              5.3.2 Forfeitures. All of such shares shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

                     a. The termination of the employment of the Participant with the Company and all Subsidiaries for any reason other than Retirement, Disability, or death, or

                     b. The performance of services by the Participant, while an employee of the Company or any Subsidiary, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in, any competitor of the Company or any Subsidiary without the express written consent of the Company, or

                     c. An attempt to transfer or cause to transfer such shares, whether voluntarily or involuntarily, in violation of paragraph 5.3.1 above, or

                     d. A violation of such additional or more severe restrictions imposed by the Committee pursuant to paragraph 5.1.


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    5.4  Release of Restrictions. The restrictions set forth in paragraph 5.3 above on shares awarded under the Plan, to the extent such shares have not been forfeited pursuant to paragraph 5.3 above, shall lapse on the first to happen of
(i) the date of the Participant's death, (ii) the termination of the Participant's employment by reason of his Retirement or Disability, (iii) such earlier date as to any Participant or group of Participants as the Committee may fix, (iv) termination of employment for any reason other than wilful and material actions causing direct and substantial damage to the Company or its Subsidiaries or affiliates, or any termination of the Plan, throughout the three-year period following a "change of control", as defined in the CBI Pension Plan, and (v) involuntary termination of employment pursuant to a program of workforce reduction, as determined by the authorized officers of the Company; and shall lapse prior thereto either (a) as to fifty percent (50%) of the shares in such Award, on the fifth anniversary of the Award Date, or (b) pursuant to such additional or more severe restrictions imposed by the Committee pursuant to paragraph 5.1.

6.  Miscellaneous.

    6.1 Administration. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to herein shall be conclusive.

    6.2 Limitation. Nothing in the Plan or in any Award shall confer on any employee the right to continue in the employ of the Company or any of its Subsidiaries nor interfere in any way with the right of the Company or its Subsidiaries to terminate the employment of that employee at any time.

    6.3 Amendment and Termination. The Board may suspend or terminate the Plan, or amend the Plan in such respect as it shall deem advisable, provided, however, that such amendment shall not, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the rights of such participant under such Award, and further provided that such amendment shall not change the maximum number of shares available for awarding to all Participants.

    6.4 Effectiveness of the Plan. The Plan shall become effective on May 15, 1989. No stock shall be awarded under the Plan after April 30, 1994, or such earlier date as the Plan may have been terminated pursuant to paragraph 6.3.


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                        CBI RESTRICTED STOCK AWARD PLAN
                BRIEF DESCRIPTION OF FEDERAL INCOME TAX EFFECTS


The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986 (hereinafter called "the Code") nor subject to the requirements of the Employee Retirement Income Security Act of 1974. The Company is advised by counsel that under the present laws and regulations, the Federal income tax consequences to the Company and participants in the Plan will be as follows:

Participants in the Plan will incur no income for Federal income tax purposes at the time they receive an award of restricted stock unless they affirmatively elect under Section 83(b) of the Code to incur income then. Otherwise, each participant will realize taxable income (and the Company will be entitled to a corresponding deduction) as risk of forfeiture of the awarded stock lapses. The amount of income will equal the fair market value of the stock at that time.

Thereafter, the participant will realize gain or loss upon the sale or taxable exchange of the stock equal to the difference between the aggregate income incurred under the foregoing rules and the price received for the shares. Under the Tax Reform Act of 1986, capital gains will be taxed at the same rates as ordinary income. Capital losses are allowed in full against capital gains plus $3,000 of other income.

In the event a participant makes the election under Section 83(b) referred to above (within 30 days of his receipt of the award), the participant will realize income (and the Company is entitled to a corresponding deduction) at the time of the award in an amount equal to the fair market value without regard to the restrictions on the stock at that time. If the participant thereafter forfeits the stock, no deduction will be allowed. Upon the lapse of restriction, the participant will not incur income.

Thereafter, the participant will realize capital gain or loss upon the sale or other taxable exchange of the stock equal to the difference between the aggregate income incurred under the foregoing rules and the price received for the stock.

The foregoing tax analysis is intended to assist in the understanding of the operation and tax consequences of the Plan. The Company assumes no responsibility with respect to the income taxes of its employees or how such taxes should be computed, reported or paid. It is also pointed out that tax laws and regulations are subject to change at any time.

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                          SAMPLE LETTER - 83(b) ELECTION

DATE

Send to: The Internal Revenue Service Center where you will file your 1992 U.S. Individual Income Tax Return

Attn: Internal Revenue Service Director

Re:       Election of Gross Income in year of
          Transfer Pursuant to Section 83(b)
          of Internal Revenue Code of 1986

The undersigned hereby makes an election pursuant to 83(b) of Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations thereunder.

(1)  Name, address and tax identification number of undersigned are:

                         Charles B. Iron
                         2960 South Street
                         Anytown, Illinois 60613

                         Social Security #999-99-9999

(2) Description of the property with respect to which the election is being made:

          One hundred (100) shares of common stock par value $2.50 per share of CBI Industries, Inc.

(3)  Date on which property was transferred is January 8, 1992.

(4)  Taxable year to which this election relates is calendar year 1992.

(5)  The nature of the restricted award is the following:

     AA. Imposition of Restrictions. Each share awarded under the Plan shall be subject to the following restrictions except to the extent that such restrictions have lapsed pursuant to paragraph BB below:

          A. Transfer Restriction. None of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

          B. Forfeitures. All of such shares shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

               B1 The termination of the employment of the Participant with the Company and all subsidiaries for any reason other than Retirement, Disability, or death, or


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Sample Letter - 83(b) Election
Page 2


               B2 The performance of services by the Participant, while an employee of the Company or any Subsidiary, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in, any competitor of the Company or any Subsidiary without the express written consent of the Company, or

               B3 An attempt to transfer or cause to transfer such shares, whether voluntarily or involuntarily, in violation of Paragraph A above, or

               B4 A violation of such additional or more severe restrictions imposed by the Company.

     BB. Release of Restrictions. The restrictions set forth in paragraph B above on shares awarded under the Plan, to the extent such shares have not been forfeited pursuant to paragraph AA above, shall lapse on the first to happen of (i) the date of the Participant's death, (ii) the termination of the Participant's employment by reason of his Retirement or Disability, (iii) such earlier date as to any Participant or group of Participants as the Board may fix (iv) termination of employment for any reason other than willful and material actions causing direct and substantial damage to the Company or its Subsidiaries or affiliates, or any termination of the Plan, throughout the three-year period following a "change of control," as defined in the CBI Pension Plan, and (v) involuntary termination of employment pursuant to a program of workforce reduction, as determined by the authorized officers of the Company; and shall lapse prior thereto either (a) as to fifty percent (50%) of the shares in such Award, on the fifth anniversary of the Award Date, or (b) pursuant to such additional or more severe restrictions imposed by the Company.

(6) The fair market value at the time of transfer of the property with respect to which this election is being made is $_________ per share.

     (Insert CBI stock closing price per share on January 8, 1992.)

(7)  The amount paid by the taxpayer for said property is $0.00 per share.

(8)  A copy of this statement has been furnished to CBI Industries, Inc.

(9)  Date                             Signature
          ----------------------                --------------------------------

(10) Copies to:     CBI Industries, Inc.
                          800 Jorie Blvd.
                          Oak Brook, Illinois  60522-7001

                    (i)   Attention:  Mr. R. G. Douglass
                                             Employee Benefit Plans

                    (ii)  Attention:         Mr. R. G. Owens
                                             Tax Department